EXHIBIT 99.1

Wilhelmina International, Inc. Reports Record Revenues for Quarter Ended September 30, 2015

  Record quarterly revenues of $21.8 million.
  Total revenues for the quarter and YTD up strongly at 9.4% and 11.6%, respectively.
  Pre-Tax profits for the quarter and YTD up 59.5% and 29.5%, respectively.
  EBITDA for the quarter and YTD up 48.1% and 22.0%, respectively.
  Net income for the quarter and YTD increased 98.5% and 33.4%.

Quarterly Financial Highlights

(in thousands)	Q3 15	Q3 14	YOY Growth	YTD Q3 15	YTD Q3 15	YOY Growth
Total Revenues	$ 21,832	$ 19,953	9.4%	$ 64,550	$ 57,817	11.6%
Operating Income	1,278	825	54.9%	2,873	2,171	32.3%
Income Before Provision for Taxes	1,254	786	59.5%	2,736	2,113	29.5%
Net Income	667	336	98.5%	1,413	1,059	33.4%
Pre-Corporate EBITDA*	1,558	1,244	25.2%	3,947	3,613	9.2%
EBITDA*	$ 1,391	$ 939	48.1%	$ 3,238	$ 2,655	22.0%
*Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, Nov. 16, 2015 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company"), today reported strong revenue and profit increases for the third quarter of 2015 (see Quarterly Financial Highlights table). Revenues were driven by growth in the core business across the company's offices in the US, and in London.

Mark Schwarz, Executive Chairman of Wilhelmina, said, "We are pleased to report record-high third quarter revenues that reflect success in a continuing trend of top line growth. In addition, progress continues on multiple fronts related to improved operational efficiencies and important strategic initiatives."

Alex Vaickus, Chief Executive Officer of Wilhelmina, said, "The business continues to perform in-line with our internal expectations, and for the first time in several quarters we are seeing some of the benefit of revenue growth falling through to the profit line. During the quarter and shortly thereafter we also added to our celebrity roster by signing Demi Lovato and Trai Byers (best known for his role in the hit series Empire)." Wilhelmina will represent both Lovato and Byers for modeling bookings and for potential endorsement deals and other opportunities.

Some recent highlights from our models' activities:

  The Calia by Carrie Underwood fashion show which debuted in September, was a Wilhelmina Models exclusive, utilizing nine of our girls.
  Ton Heukels is featured in the Giuseppe Zanotti Fall/Winter 2015 campaign.
  Elisabeth Erm in featured in the St. John's campaign shot by Theo Wenner.
  Jennifer Maitland, Olivia Wilson & Iman McDonnaugh were seen on the television program Project Runway during New York Fashion Week in September. The designer who dressed Jen Maitland won the season of Project Runway.
  Brothers Armando and Fernando Cabral were featured in the Balmain Fall/Winter 2015 campaign.
  Mariana Dantec and Aki Von Glasow are featured in the most recent Timberland campaign.
  Diego Miguel is pictured on the September 2015 cover of L'Officiel Hommes Brazil.
  Hayley Hasselhoff, Barbie Ferreira & Paula Magyar are featured in the Refinery 29 x Lane Bryant Campaign.
  Harper's Bazaar Kazakstan featured an exclusive issue of Wilhelmina Models for their November, 2015 issue.
  Veronika Vilim and Nastya Abramova were listed in Models.com top newcomers of the Spring/Summer 2016 season.
  LuPing Wang was on the cover of Vogue China's 10th year anniversary issue.
  Neelam Gill is one of the new faces featured in Abercrombie and Fitch's newest campaign geared towards reimaging the brand.
  Keke Lindgard is seen in Polo Ralph Lauren's Fall/Winter 2015 campaign shot by Joel Griffith.
  Bram Valbracht is featured on the cover of the inaugural Vogue Netherlands Man Fall/Winter 2015 issue.

Financial Results

The net income applicable to common stockholders was $667,000 or $0.11 per fully diluted share and $1,413,000 or $0.24 per fully diluted share for the three and nine months ended September 30, 2015, compared to a net income of $336,000 or $0.06 per fully diluted share and $1,059,000 or $0.18 per fully diluted share for the three and nine months ended September 30, 2014.

Pre-Corporate EBITDA was $1,558,000 and $3,947,000 for the three and nine months ended September 30, 2015, compared to $1,244,000 and $3,613,000 for the three and nine months ended September 30, 2014.

The following table reconciles income before provision for income taxes under GAAP (as reported in the Company's SEC filings) to EBITDA and Pre-Corporate EBITDA for the three and nine months ended September 30, 2015 and 2014.

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Operating income	$ 1,278	$ 825	$ 2,873	$ 2,171
Add: Amortization and depreciation	113	114	365	484
EBITDA	1,391	939	3,238	2,655
Add: Corporate overhead	167	305	709	958
Pre-Corporate EBITDA	$ 1,558	$ 1,244	$ 3,947	$ 3,613

Changes in operating income and Pre-Corporate EBITDA for the three and nine months ended September 30, 2015 when compared to the three and nine months ended September 30, 2014 were the result of the following:

  Increased revenues in the core modeling business driven by an expanded developed talent pool and our customers' increased interest in booking the Company's talent, along with the addition of the London operations.

  Salaries and service costs increased by 10.6% and 15.3% for the three and nine months ended September 30, 2015 from the corresponding periods of the prior year. The increases are associated with (1) Additional cost with the inclusion of London; (2) Additional costs to recruit and hire agents to support the continued revenue growth; (3) cost of additional administrative salaries to support the Company's continued growth and to facilitate the upgrade of its accounting system and enhanced reporting system.

  Office and general expenses decreased to by 0.6% and increased by 3.4%, when compared to the three and nine months ended September 30, 2014 respectively. When removing the London Office and General Expenses, the 2015 over 2014 decreased by 2.7% and increased by 1.6% for the three and nine months.

  Operating income improved by 54.9% and 32.3% for the three and nine months ended September 30, 2015 which reflects improved operating margins of 5.9% and 4.5% for the three and nine months ended September 30, 2015 as compared to 4.1% and 3.8% from the corresponding periods of the prior year.  The improvements are primarily associated with a reduction in operating expenses, including office and general expenses and corporate overhead, as a proportion to revenue which were partially offset by increases in salary expense relative to revenues in both the three and nine months ended September 30, 2015 as compared to the three and nine months ended September 30, 2014.
WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(In thousands, except share data)

ASSETS
	(Unaudited) September 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$2,102	$5,869
Accounts receivable, net of allowance for doubtful accounts of $671 and $679	17,402	12,482
Deferred tax asset	1,690	1,986
Prepaid expenses and other current assets	351	252
Total current assets	21,545	20,589

Property and equipment, net of accumulated depreciation of $944 and $762, respectively	1,862	1,333

Trademarks and trade names with indefinite lives	8,467	8,467
Other intangibles with finite lives, net of accumulated amortization of $8,400 and $8,222	333	115
Goodwill	13,192	12,563
Other assets	362	136

Total assets	$45,761	$43,203

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,753	$4,310
Due to models	11,198	10,011
Total current liabilities	14,951	14,321

Long term liabilities
Contingent consideration to seller (Note 3)	171	--
Deferred tax liability	2,951	2,332
Total long-term liabilities	3,122	2,332

Total liabilities	18,073	16,653

Shareholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	--	--
Common stock, $0.01 par value, 12,500,000 shares authorized; 5,792,867 and 5,869,220 share issued and outstanding at September 30, 2015 and December 31, 2014	65	65
Treasury stock, 679,171 and 602,818 shares, respectively, at cost	(2,090)	(1,643)
Additional paid-in capital	86,954	86,778
Accumulated deficit	(57,237)	(58,650)
Accumulated other comprehensive income	(4)	--
Total shareholders' equity	27,688	26,550

Total liabilities and shareholders' equity	$45,761	$43,203

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014
Revenues
Revenues	$21,616	$19,853	$64,105	$57,517
License fees and other income	216	100	445	300
Total revenues	21,832	19,953	64,550	57,817

Model costs	15,402	14,185	45,947	41,148

Revenues net of model costs	6,430	5,768	18,603	16,669

Operating expenses
Salaries and service costs	3,691	3,336	11,176	9,690
Office and general expenses	1,181	1,188	3,480	3,366
Amortization and depreciation	113	114	365	484
Corporate overhead	167	305	709	958
Total operating expenses	5,152	4,943	15,730	14,498
Operating income	1,278	825	2,873	2,171

Other income (expense):
Foreign exchange loss	(21)	(34)	(119)	(34)
Gain (loss) from an unconsolidated affiliate	(3)	(7)	(18)	(22)
Interest income	--	2	--	6
Interest expense	--	--	--	(8)
	(24)	(39)	(137)	(58)

Income before provision for income taxes	1,254	786	2,736	2,113

Provision for income taxes:
Current	(135)	(181)	(486)	(372)
Deferred	(452)	(269)	(837)	(682)
	(587)	(450)	(1,323)	(1,054)

Net income	$667	$336	$1,413	$1,059

Other comprehensive income
Foreign currency translation loss	(15)	--	(4)	--
Total comprehensive income	652	336	1,409	1,059

Basic net income per common share	$0.11	$0.06	$0.24	$0.18
Diluted net income per common share	$0.11	$0.06	$0.24	$0.18

Weighted average common shares outstanding-basic	5,843	5,870	5,856	5,870
Weighted average common shares outstanding-diluted	5,946	5,968	5,958	5,968

Non GAAP financial measures

The Company calculates Earnings before Interest, Income Taxes, Depreciation and Amortization ("EBITDA") as operating income before depreciation, and amortization expense. The Company calculates Pre-Corporate EBITDA as EBITDA before corporate overhead at the holding company level.

Although EBITDA and Pre-Corporate EBITDA represent non-GAAP financial measures, the Company considers these non-GAAP measures important because they:

  are key operating metrics of the Company's business
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results can be useful to investors since they provide an analysis of financial and operating results using the same measures that the Company uses in evaluating itself.
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

However, the Company's calculation of these non-GAAP measures may not be consistent with calculations of these measures by other companies in the Company's industry.

Non-GAAP financial measure are defined as numerical measures of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles ("GAAP") in a company's statements of operations, balance sheets or statements of cash flows. Pursuant to the requirements of Regulation G, the Company provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Non-GAAP measures are not measurements of financial performance under GAAP and should not be considered as alternatives to operating income as an indicator of the Company's operating performance or cash flows from operating activities, as a measure of liquidity or any other measure of performance derived in accordance with GAAP.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the quarter ended September 30, 2015, which is expected to be filed November 16, 2015, with the Securities and Exchange Commission.

Forward-Looking Statements

This report contains certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate", "believe", "estimate", "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, the interest rate environment, governmental regulation and supervision, seasonality, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the SEC. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Through Wilhelmina Models and its other subsidiaries, including, Wilhelmina Artist Management, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, entertainers, artists, athletes and other talent to various customers and clients, including, retailers, designers, advertising agencies and catalog companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles, Miami and London, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S. as well as in Thailand, Dubai, Vancouver and Tokyo.

Website: http://www.wilhelmina.com

CONTACT: Investor Relations
         Wilhelmina International, Inc.
         214-661-7488
         ir@wilhelmina.com